 Exhibit 3.1

AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION

The articles have been amended as follows:

ARTICLE V IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

ARTICLE V

THE TOTAL NUMBER OF SHARES OF ALL CLASSES OF CAPITAL STOCK WHITH THE COPORATION SHALL HAVE THE AUTHORITY TO ISSUE IS 100,050,000 WHICH SHALL BE DIVIDED INTO TWO CLASSES AS FOLLOWS: (i) 50,000 SHARES OF PREFERRED SROCK (PREFERRED STOCK) OF THE PAR VALUE OF $0.01 PER SHARE, AND (ii) 100,000,000 SHARES OF COMMON STOCK (COMMON STOCK) OF THE PAR VALUE OF $0.01 PER SHARE.

This Amendment to the Amended Articles of Incorporation was filed with the State of Nevada on March 8, 2007.